                             SECOND AMENDMENT


      THIS SECOND AMENDMENT (this "Amendment") is entered into as of October 17, 1994, among the undersigned. Terms not defined in this Amendment have the respective meanings given such terms in the Credit Agreement defined below.

                                 RECITALS

      A. That certain AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented, or replaced, the "Credit Agreement") dated as of December 11, 1992, was executed by ELJER MANUFACTURING, INC., a Delaware corporation (the "Borrower"); ELJER INDUSTRIES, INC., a Delaware corporation (the "Parent Guarantor"); the financial institutions named on Schedule 1 to the Credit Agreement; NATIONSBANK OF TEXAS, N.A., ("NationsBank"), as a Bank and a co-agent and the administrative agent for itself, the other Banks and "First Chicago" (as defined in the Credit Agreement); MORGAN GUARANTY TRUST COMPANY OF NEW YORK ("Morgan Guaranty"), as a Bank and a co-agent for itself, the other Banks, and First Chicago; and, for the limited purposes set forth in Section 10.14 of the Credit Agreement, First Chicago.

      B. The undersigned desire to amend the Credit Agreement to provide for the following:

            (1)   An increase in the Applicable Margin of 100 basis points.

            (2) The release of Borrower, Eljer Industries, Inc. and Subsidiaries from their respective obligations to First Chicago under the Loan Papers in its capacity as "First Chicago".

            (3) The termination of First Chicago's Rights, in its capacity as provider of the First Chicago Receivables Purchase Facility, as against the Banks, the Agents, and the Administrative Agent under the Credit Agreement and the Loan Papers, while at the same time retaining its Rights as an Issuing Bank.

            (4) An additional payment of Principal Debt by the Borrower from the proceeds of the Congress Receivables Facility as defined below.

      NOW THEREFORE, the undersigned agree as follows:

      1. First Chicago Release. Substantially concurrently herewith, First Chicago is executing and delivering to Borrower a release pursuant to which the First Chicago Receivables Purchase Facility is being terminated and Borrower is reacquiring the interests in its accounts receivable which were previously held thereunder by First Chicago. At the time (the "Effective Time") at which both of the following events have occurred:

            (a) the execution and delivery of such release by First Chicago, and

            (b) the payment by Borrower to First Chicago of any amounts called for thereunder,

First Chicago (in its capacity as "First Chicago" but not as an Issuing Bank) shall cease to be a party to the Credit Agreement and the other Loan Papers and cease to have any Rights thereunder, and Borrower, Parent Guarantor, all other Related Companies, the Agents, the Banks, and the Administrative Agent shall, without further action, be released from all duties and obligations to First Chicago (in its capacity as "First Chicago" but not as an Issuing Bank) under this Agreement and the other Loan Papers.

      2.    Changes to Definitions.

            (a) The definition of "Applicable Margin" in Section 1.1 of the Credit Agreement is amended to read as follows:

            Applicable Margin means, for any day, the margin of interest over the Prime Rate that is applicable when any interest rate is determined under this Agreement, as follows:


                      Time Period                   Applicable
                                                       Margin

   From March 25, 1994, through September 30, 1994      1.5%
   From October 1, 1994, through March 31, 1995         3.0%
   From April 1, 1995, through September 30, 1995       3.5%
   From October 1, 1995, through March 31, 1996         4.0%
   From April 1, 1996, through April 30, 1996           4.5%

        (b) The definition of "Bank Liens" in Section 1.1 of the Credit Agreement is amended to read as follows:

        Bank Liens means Liens in favor of the Banks, or the Administrative Agent on behalf of the Banks, securing all or any of the Obligation, including, but not limited to, Rights in any Collateral created in favor of the Banks or the Administrative Agent on behalf of the Banks.

        (c) The definition of "Material Debt" in Section 1.1 of the Credit Agreement is amended to read as follows:

        Material Debt means Restricted Debt of one or more Related Companies, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $3,000,000, and without limitation, includes the Debt of the Company under the Congress Receivables Facility; provided, however, that Restricted Debt of one or more Related Companies relating to industrial revenue bonds described on Annex A to Schedule 5.15, the payment of which is supported by certain Existing Letters of Credit or the HI Indemnity, shall not be deemed "Material Debt".

  3.    New Definitions.

        (a) Section 1.1 of the Credit Agreement is amended to add in alphabetical order the definition of "Congress", which shall read as follows:

        Congress shall have the same meaning as "Revolving Loan Lender" in the Intercreditor Agreement.

        (b) Section 1.1 of the Credit Agreement is amended to add in alphabetical order the definition of "Congress Receivables Facility", which shall read as follows:

        Congress Receivables Facility shall have the same meaning as "Revolving Loan Agreements" in the Intercreditor Agreement.

        (c) Section 1.1 of the Credit Agreement is amended to add in alphabetical order the definition of "Intercreditor Agreement", which shall read as follows:

        Intercreditor Agreement means the Intercreditor Agreement dated as of October 17, 1994 among Congress, the Administrative Agent and the Banks, as amended from time to time.

  4. Payments; Prepayments; Order of Application. Section 2.5(i) of the Credit Agreement is amended to read as follows:

              (i) If at any time after the occurrence and during the continuance of an Event of Default or Default, the Administrative Agent, either Agent, or any Bank receives any payment or distribution of any character that represents, or is Proceeds of or from Collateral, then such payment or distribution, shall first be applied in the order set forth in Section 2.5(h)(A)-(D) and then applied to the remaining Obligation in the order and manner as the Required Banks deem appropriate.

  5. Excess Borrowings. A new Section 2.5(j) of the Credit Agreement is added to read as follows:

              (j) If at any time the average outstanding principal balance of the Congress Receivables Facility for a consecutive 60-day period exceeds the "Threshold" (as hereinafter described), such excess constitutes an "Excess Borrowing". Parent Guarantor shall, within five (5) Business Days after the day upon which an Excess Borrowing arises, pay to the Administrative Agent twenty-five percent (25%) of the Excess Borrowing as a mandatory additional payment of Principal Debt. The initial Threshold is $30,000,000. If at any time an Excess Borrowing arises, the Threshold will be increased by the amount thereof for purposes of determining the next Excess Borrowing. (For example, if the first Excess Borrowing is $1,000,000, the Threshold will be increased to $31,000,000 for the purpose of determining the next Excess Borrowing.)

  6. Offset. Section 2.11 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 2.11 Offset. Upon the occurrence of an Event of Default (but subject to any limitations in the Restricted Account Agreement with respect to the assets subject thereto), each Bank shall be entitled to exercise (for the benefit of all Banks) the Rights of offset and/or banker's Lien against each and every account and other Property, or any interest therein, which any Related Company that has executed any Loan Paper may now or hereafter have with, or which is now or hereafter in the possession of, such Bank to the extent of the full amount of the Obligation which is then due and payable to such Bank; provided, however, that no Rights of offset and/or banker's Lien shall extend to the Cash Collateral Account or to any account which is subject to a pledge or security interest in favor of Congress to secure the Congress Receivables Facility. The Borrower (for itself and each such Related Company) agrees that any Participant may exercise rights of offset and/or banker's Lien with respect to such participation as fully as if such Participant were the direct creditor of such Related Company in the amount of such participation.

  7. Location; Real Estate Interests. Section 5.18 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 5.18 Location; Real Estate Interests. The chief executive office of each Related Company that is a party to a Loan Paper is located at the address as shown on Schedule 1. Each such Related Company is entitled to receive notices under the Loan Papers at its chief executive office, notwithstanding that it may maintain other places of business. The Borrower has possession of all records relating to its accounts. Substantially all of the Borrower's inventory is in its possession, other than goods on consignment, goods in transit, and goods stored in warehouses. All of the Borrower's material assets are located at the locations described on Schedule 5.18. Except as described or disclosed on Schedule 5.18, the Borrower has no ownership, leasehold, or other interest in real estate.

  8. Information. Section 6.1(i) of the Credit Agreement is amended to read as follows:

              (i) On the first Business Day of each week, a report as to the daily outstanding principal balances of the Congress
        Receivables Facility for each day in the prior week; and promptly upon request therefor by the Administrative Agent, copies of any information regularly furnished to Congress pursuant to the Congress Receivables Facility.

  9. General Indemnification. Section 6.11 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 6.11 General Indemnification. Each Related Company that is party to a Loan Paper shall jointly and severally indemnify, protect, and hold the Administrative Agent, each Agent, each Bank, and their respective parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, and reasonable costs, expenses (including, without limitation, reasonable attorneys' fees and legal expenses whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the Loan Papers or any of the transactions contemplated therein (collectively, the "Indemnified Liabilities"), to the extent that any of the Indemnified Liabilities results, directly or indirectly, from any claim made or action, suit, or proceeding commenced by or on behalf of any Person other than another Indemnified Party; provided, however, that although each Indemnified Party shall have the Right to be indemnified from its own ordinary negligence, no Indemnified Party shall have the Right to be indemnified hereunder for its own fraud, gross negligence, or willful misconduct. The provisions of and undertakings and indemnification set forth in this Section 6.11 shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

  10. Debt. Section 7.2 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 7.2 Debt. No Related Company shall create, incur, or suffer to exist, any Restricted Debt, except Permitted Debt. No Related Company shall make any voluntary prepayment of Restricted Debt (other than prepayments of the Obligation, payments by the Borrower under the Congress Receivables Facility, and prepayments of industrial revenue bonds effected through drawings on Existing Letters of Credit), whether subordinate to the Obligation or not, if a Default or Event of Default exists under any Loan Paper or would result therefrom.

  11. Liens. Section 7.3 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 7.3 Liens. No Related Company shall (a) create, incur, or suffer to exist, any Lien upon any of its assets, except Permitted Liens, or (b) enter into or permit to exist any arrangement or agreement which prohibits any Related Company from creating or incurring any Lien on any of its assets, other than (i) existing arrangements or agreements, (ii) documents governing Permitted Debt listed in item 6 of
  Schedule 5.15, (iii) the Loan Papers, and the Congress Receivables Facility, and (iv) any future equipment or real estate lease which prohibits any Related Company, as lessee, from creating or incurring any Lien on any of its rights under such lease.

  12. Loans to Directors and Employees. Clause (a) of Section 7.7 is amended to read as follows:

              (a) expense accounts for and other advances to directors, officers, and employees of a Related Company in the ordinary course of business not to exceed $20,000 in the aggregate outstanding at any time for any one director, officer, or employee or $200,000 in the aggregate outstanding at any time for all directors, officers, and employees of all Related Companies;

  13.   Deletions of References to First Chicago.

        (a) Clause (iii) of Section 7.5(b) of the Credit Agreement is hereby deleted, but clauses (iv) through (ix) of Section 7.5(b) are not renumbered.

        (b) The words "and First Chicago" are deleted from Section 7.5(c), (d), and (f)(iv) and Section 7.7 of the Credit Agreement.

        (c) The words "First Chicago" are deleted from Section 10.13 of the Credit Agreement.

        (d) The words "and First Chicago", "First Chicago and", "or First Chicago" and "and termination of the First Chicago Receivables Purchase Facility" are deleted from Section 10.9 of the Credit
  Agreement.

  14.   Defaults.

        (a) The word "or" is added after the semi-colon in Section 9.1(l) of the Credit Agreement, and a new Section 9.1(m) is added to read as follows:

              (m) (i) Any Related Company shall pay into any "Blocked Account" (as that term is now defined in the Congress Receivables Facility) any "Term Loan Collateral" as that term is defined in the Intercreditor Agreement; or (ii) there shall be any "Loans" (as defined in the Congress Receivables Facility as now written) in excess of the amount set forth in Section 2.1(a) of the Congress Receivables Facility as now written other than to the extent permitted by Section 2.15 of the Intercreditor Agreement.

        (b) The penultimate paragraph of Section 9.1 of the Credit Agreement is amended to read as follows:

              Furthermore, during the occurrence and continuance of any Event of Default, the Administrative Agent shall, upon the request of the Required Banks (or, with respect to an Event of Default under Section 9.1(a) caused by a violation of Section 2.5(a), (b), or (e), the Majority Banks), do any one or more of the following:
        (i) reduce any claim to judgment; (ii) exercise (and direct each Bank to exercise) the Rights of offset or banker's Lien against the interest of any Related Company that is party to a Loan Paper in and to every account and other Property of such Related Company which are in the possession of the Administrative Agent or any Bank to the extent of the full amount of the Obligation;
        (iii) foreclose any or all Bank Liens or otherwise realize upon any and all of the Rights any Bank may have in and to the Collateral, or any part thereof; provided, however, that notwithstanding any contrary provision in any Loan Paper, the Administrative Agent shall not act to foreclose any Bank Lien on Collateral consisting of real property without the unanimous consent of all Banks, and provided further that no Bank may exercise any Rights of offset and/or banker's Lien against the Cash Collateral Account or against any account which is subject to a pledge or security interest in favor of Congress to secure the Congress Receivables Facility; and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of Texas or any other jurisdiction as the Administrative Agent shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Tribunal either for specific performance of any covenant or condition contained in any of the Loan Papers or in aid of the exercise of any Right granted to the Banks in any of the Loan Papers.

  15. Application of Proceeds. Section 9.8 of the Credit Agreement is amended in its entirety to read as follows:

        SECTION 9.8 Application of Proceeds. Any and all proceeds ever received by the Banks from the exercise of any Rights pertaining to the Obligation shall be applied in the order and manner set forth in Section 2.5.

  16. First Chicago Provisions. Section 10.14 of the Credit Agreement is deleted.

  17. Amendments, Etc. The first sentence of Section 11.2 of the Credit Agreement is amended to read as follows:

        SECTION 11.2 Amendments, Etc. Subject to the last sentence of this Section 11.2, no amendment or waiver of any provision of any Loan Paper nor consent to any departure therefrom by any Related Company shall be effective unless the same shall be in writing and signed by the Required Banks, and then such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all Banks, do any of the following: (a) extend the due date for payment of any of the Obligation (other than that part of the Obligation pertaining to Existing Letters of Credit), (b) release, amend, or consent to a departure from any provision in, the Guaranty, (c) reduce any principal or interest due on any Loan or any interest rate applicable to the Obligation (other than reductions contemplated herein), (d) amend or waive compliance with this
  Section 11.2, or (e) amend the definition of "Maturity Date," "Principal Debt," "Pro Rata Part," or "Required Banks"; provided that no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this or any other Loan Paper.

  18. Permitted Liens. Item 19 on Schedule 5.14 is amended by deleting the second and third items describing Liens Filed Against Borrower with the Secretary of the State of Texas in connection with the First Chicago Receivables Purchase Facility and by adding at the beginning of such item describing Liens Filed Against Borrower in multiple locations the following:

        Financing Statements filed or to be filed, indicating the security interest of Congress Financial Corporation, which are filed in connection with the Congress Receivables Facility.

  19. Permitted Debt. Item 2 on Schedule 5.15 is amended to read as follows:

        2. The Congress Receivables Facility, provided that, the outstanding principal balance may not at any time exceed $35,000,000.

  20. Parties; Addresses; Wiring Information. Schedule 1 is amended as of the date hereof to read as set forth in the Schedule 1 attached hereto.

  21. Amendment of Security and Stock Pledge Agreement. Exhibit C-1 to the Credit Agreement and the Security and Stock Pledge Agreement in the form thereof is hereby amended by amending the last paragraph of Section 3 to read as follows:

  Notwithstanding the foregoing, "Collateral" shall not include any interests of the Debtor in and to any instruments, agreements, or other documents relating to any industrial revenue bonds described on Annex A to Schedule 5.15, and any rights of the Debtor under such instruments, agreements, or other documents, to the extent that inclusion of such interests or rights of the Debtor in "Collateral" would contravene, violate, conflict with, or constitute a default under such instruments, agreements, or other documents.

  22. Representations and Warranties. The Borrower and the Parent Guarantor jointly and severally represent and warrant to each Agent and to each Bank that at the Effective Time:

        (a) the execution and delivery of this Amendment have been authorized by all requisite corporate action and will not violate its organizational documents;

        (b) except for matters heretofore disclosed in writing by any Related Company, the representations and warranties in each Loan Paper (as affected by this Amendment) to which it is a party are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except to the extent that (i) such representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Credit Agreement); and

        (c)   no Default or Event of Default exists.

  23. Conditions. This Second Amendment shall not become effective unless:

        (a) The Administrative Agent shall have received a certificate from a Responsible Officer certifying, based on due inquiry, that all of the representations and warranties in paragraph 22, above, shall be true and correct;

        (b) Administrative Agent shall have received executed counterparts of this Second Amendment from the Borrower, the Parent Guarantor, First Chicago, and all Banks, and a certificate from a Responsible Officer of each of the Borrower and Parent Guarantor certifying as to (i) the due incumbency of its officers authorized to execute this Second Amendment, (ii) resolutions duly adopted by its directors approving and authorizing execution of this Second Amendment, and (iii) any changes to its corporate charter or bylaws since March 25, 1994;

        (c) The Borrower shall have made an additional payment of $11,500,000 in Principal Debt, plus any outstanding amounts payable under Section 6.6 of the Credit Agreement. $4,000,000 of the payment of Principal Debt pursuant to this subparagraph shall be applied to satisfy Borrower's obligations under Section 2.5(e)(ii) of the Credit Agreement.

        (d) The Borrower shall have satisfied its obligation to First Chicago in its capacity as provider of the First Chicago Receivables Purchase Facility, so that the First Chicago Receivables Purchase Facility shall have been terminated.

        (e) The Borrower shall have executed, to the extent required by the Administrative Agent or Required Banks, other Loan Papers to continue the perfected lien on, charge against and security interest in the Collateral, as presently in effect, subject only to the first security interest of Congress in accounts receivable and proceeds thereof, including inventory returns.

        (f)   The Effective Time (as defined above) shall have occurred.

        (g) The Borrower shall have delivered to the Administrative Agent a copy of the executed Congress Receivables Facility, together with any other documents executed in connection therewith which have been requested by the Administrative Agent on behalf of the Required Banks, all of which documents shall be in all respects acceptable to the Administrative Agent.

  24. Release. In consideration of the agreement of the parties hereto to enter into this Amendment, (a) the Parent Guarantor and the Borrower each release the Administrative Agent, each Agent, each Bank, and their respective parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys from all claims and causes of action existing on or before the date hereof under or in connection with the Existing Credit Facilities, the Morgan Guaranty Swap Agreement, or the Existing Letters of Credit, or arising in connection with the execution, negotiation, and preparation of this Amendment, the Credit Agreement and the other Loan Papers, and (b) the Administrative Agent, each Agent, and each Bank each release the Borrower, the Parent Guarantor, and their respective parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys from all claims and causes of action existing on or before the date hereof under or in connection with the Existing Credit Facilities, the Morgan Guaranty Swap Agreement, the Existing Letters of Credit or the Loan Papers, or arising in connection with the execution, negotiation, and preparation of this Amendment, the Credit Agreement and the other Loan Papers; provided that, nothing herein shall be deemed to be a waiver of any Default or Event of Default under the Loan Papers.

  25. Miscellaneous. This Amendment is a Loan Paper, and, therefore, this Amendment is subject to the applicable provisions of Section 11 of the Credit Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim. Except as affected by this Amendment, the Loan Papers are unchanged and continue in full force and effect. Borrower and Parent Guarantor each agree that all Loan Papers to which it is a party remain in full force and effect and continue to evidence its legal, valid, and binding obligations enforceable in accordance with their terms (as affected by this Amendment), except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

        THE LOAN PAPERS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

  26. Counterparts. This Amendment may be executed in more than one counterpart, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.


  [Remainder of page left intentionally blank.  Signature pages follow.]

  EXECUTED as of the date first written above.


                                ELJER MANUFACTURING, INC.,
                                as Borrower

                                By:  /s/ Henry W. Lehnerer
                                      Name:  Henry W. Lehnerer
                                      Title:  Vice President - Finance


                                ELJER INDUSTRIES, INC.,
                                as Parent Guarantor

                                By:  /s/ Henry W. Lehnerer
                                      Name:  Henry W. Lehnerer
                                      Title:  Vice President - Finance


                                NATIONSBANK OF TEXAS, N. A.,
                                as Administrative Agent, an Agent,
                                and a Bank

                                By:  /s/ William E. Livingstone IV
                                      Name: William E. Livingstone IV
                                      Title:  Senior Vice President


                                MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK,
                                as an Agent and a Bank

                                By:  /s/ Albert B. Gordon, Jr.
                                      Name:  Albert B. Gordon, Jr.
                                      Title:  Managing Director

                                THE FIRST NATIONAL BANK OF CHICAGO,
                                as a Bank and as "First Chicago" as
                                defined herein

                                By:  /s/ Dennis Saletta
                                      Name:  Dennis Saletta
                                      Title:  Vice President


                                THE BANK OF TOKYO, LTD.,
                                DALLAS AGENCY,
                                as a Bank

                                By:  /s/ John M. Mearns
                                      Name:  John M. Mearns
                                      Title:  Vice President and Manager


                                PEARL STREET, L.P.,
                                as a Bank

                                By:  /s/ Robert J. O'Shea
                                      Name:  Robert J. O'Shea
                                      Title:  Authorized Signer


                                DK ACQUISITION PARTNERS,
                                as a Bank

                                By:   M.H. Davidson & Co., a general
                                      partner


                                      By:  /s/ Michael Leffell
                                            Name:  Michael Leffell
                                            Title:  General Partner


                                FOOTHILL CAPITAL CORPORATION,
                                as a Bank

                                By:  /s/ Jeff Nikon
                                      Name:  Jeff Nikon
                                      Title:  Vice President


                                THIRD AVENUE VALUE FUND, INC.,
                                as a Bank

                                By:  /s/ Michael Carney
                                      Name:   Michael Carney
                                      Title:  Chief Financial Officer


                                CITIBANK, N.A.,
                                as a Bank

                                By:  /s/ Johnathan D. Calder
                                      Name:  Johnathan D. Calder
                                      Title:  Attorney-in-Fact


                                KLEINWORT BENSON LIMITED
                                as a Bank

                                By: /s/Iain D. Leigh
                                      Name:  Iain D. Leigh
                                      Title:  Senior Vice President